UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2009

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 23, 3009, Openwave Systems Inc. (the “Company”), and Silicon Valley Bank (the “Bank”) entered into a $40 million secured revolving credit arrangement to improve liquidity and working capital for the Company. The Company may borrow, repay and reborrow under the line of credit facility at any time. As of January 27, 2009, the line of credit facility bears interest at 4% per annum. The Company’s line of credit is collateralized by substantially all of the Company’s assets and requires the Company to comply with customary affirmative and negative covenants principally relating to use and disposition of assets, the satisfaction of a liquidity coverage ratio test and minimum EBITDA requirements. In addition, the credit arrangement contains customary events of default. Upon the occurrence of an uncured event of default, among other things, the Bank may declare that all amounts owing under the credit arrangement are due and payable. The line of credit and facility expire on January 22, 2011. As of the date of this report, there is no amount outstanding under this revolving credit arrangement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of January 23, 2009, between Silicon Valley Bank and Openwave Systems Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ Kenneth D. Denman
Name:	Kenneth D. Denman
Title:	President and Chief Executive Officer

Date: January 28, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of January 23, 2009, between Silicon Valley Bank and Openwave Systems Inc.